EXHIBIT 2.2

AMENDMENT NO. 1 TO

STOCK PURCHASE AGREEMENT

This Amendment No. 1 (“Amendment No.l”) to that certain Stock Purchase Agreement dated as of July 12, 2003 (the “Purchase Agreement”) by and among Broder Bros., Co., a Michigan corporation (“Buyer”), the stockholders and option holders of Alpha Shirt Holdings, Inc. (“Sellers”) and FNL Management Corporation, an Ohio corporation, as Sellers’ Representative (“Sellers’ Representative”) is entered into as of July 24, 2003.

RECITALS

A. Buyer and Sellers’ Representative on behalf of the Sellers desire to amend the Purchase Agreement to extend the time period under which Buyer may satisfy certain pre-closing covenants.

B. Section 8.2.9 of the Purchase Agreement provides that the Sellers’ Representative may execute any and all instruments or other documents on behalf of Sellers, and to do any and all other acts or things on behalf of Sellers, which the Sellers’ Representative may deem necessary or advisable in connection with the consummation of the transactions contemplated under the Purchase Agreement, and Section 12.3 of the Purchase Agreement provides the any amendment or modification of the Purchase Agreement shall be effective against a party thereto if such amendment or modification is contained in a written instrument that is signed by the party waiving compliance.

THE PARTIES AGREE AS FOLLOWS:

1. Section 8.1.4 (d). Section 8.1.4(d) is amended to change the reference to the date of “July 18, 2003” to “July 25, 2003.”

2. Section 8.1.8. Section 8.1.8 is amended to change the reference to the date of “July 18, 2003” to “July 25, 2003.”

3. Except as otherwise provided in this Amendment No.1, all provisions, terms and conditions of the Purchase Agreement remain unchanged and are in full force and effect.

[The remainder of this page is intentionally blank]

IN WITNESS WHEREOF, Buyer and Sellers’ Representative have executed and delivered this Amendment No.1 to Stock Purchase Agreement, as of the date first written above.

BRODER BROS., CO.

By:	/s/ Vince Tyra

Vince Tyra, Chief Executive Officer

SELLER’S REPRESENTATIVE: FNL Management Corp., as Sellers’ Representative and as Attorney-in-Fact for Sellers who are Option Holders

By:

Its:

IN WITNESS WHEREOF, Buyer and Sellers’ Representative have executed and delivered this Amendment No.1 to Stock Purchase Agreement, as of the date first written above.

BRODER BROS., CO.

By:

Vince Tyra, Chief Executive Officer

SELLER’S REPRESENTATIVE: FNL Management Corp., as Sellers’ Representative and as Attorney-in-Fact for Sellers who are Option Holders

By:	/s/ ILLEGIBLE

Its:	Executive Vice President